UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549

                                 FORM N-8A

                         NOTIFICATION OF REGISTRATION
                  FILED PURSUANT TO SECTION 8(a) OF THE
                      INVESTMENT COMPANY ACT OF 1940

	The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:			                            		The Forester Funds, Inc.

Address of Principal Business Office:	612 Paddock Lane
                                 					Libertyville, IL 60048

Telephone Number:	                  		847-573-8399

Name and address of agent for
service of process:		                	The Corporation Trust Incorporated
                                 					300 Lombard Street
                                 					Baltimore, MD 21202

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A:	Yes  X		No



	Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Libertyville and state of Illinois on the 14th day of May 1999.

                                                THE FORESTER FUNDS, INC.

                                                   /s/ Thomas H. Forester
                                                BY ______________________
        /s/ Kaye Forester                        Thomas H. Forester, President
Attest: _________________
       	Kaye E. Forester, Secretary